Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form F-10 of Platinum Group Metals Ltd. of our report dated November 24, 2021 relating to the financial statements and effectiveness of internal control over financial reporting of Platinum Metals Group Ltd., which appears in Item 18 of Platinum Metals Group Ltd.'s Annual Report on Form 20-F for the year ended August 31, 2021. We also consent to the reference to us under the heading "Independent Auditor" in this Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chartered Professional Accountants
Vancouver, Canada
June 15, 2022

PricewaterhouseCoopers LLP

PricewaterhouseCoopers Place, 250 Howe Street, Suite 1400, Vancouver, British Columbia, Canada V6C 3S7

T: +1 604 806 7000, F: +1 604 806 7806, www.pwc.com/ca

"PwC" refers to PricewaterhouseCoopers LLP, an Ontario limited liability partnership.